UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549


                               SCHEDULE 14A


         Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [__}


Check the appropriate box:

[ X ]  Preliminary Proxy Statement

[___]  Confidential, for Use of the Commission Only

[___]  Definitive Proxy Statement

[___]  Definitive Additional Materials

[___]  Soliciting Material Pursuant to Rule 240.14a-12


                         AUTO-GRAPHICS, INC.
                      -------------------------
                        (Name of Registrant)

                           Not Applicable
-------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):


[_X_]  No fee required.


                     Cover Letter Information

NOTE: It is proposed that definitive proxy materials be mailed on or before December 3, 2001 if at all possible.

CONTACT: For information regarding this proxy statement/filing, please call Daniel E. Luebben, Secretary at (909) 595-7204 ext. 499 or 3201 Temple Avenue, Pomona, Ca 91768







                            AUTO-GRAPHICS, INC.
                         NOTICE OF ANNUAL MEETING
                             OF SHAREHOLDERS
                            December 20, 2001

To the Shareholders:

The annual meeting of the shareholders ("Meeting") of Auto-Graphics, Inc. will be held at 3201 Temple Avenue, Pomona, California 91768 on December 20, 2001, at 3:00 p.m. for the following purposes:

1.     To elect directors.

2.     To approve the adoption of the 2001 Stock Plan.

3. To amend the Articles of Incorporation with Amendment No. 1 to delete the provision that provides for the number of directors to be stated in the Articles of Incorporation.

4. To amend the Articles of Incorporation with Amendment No. 2 to add a provision to eliminate or limit the personal liability of directors for money damages.

5. To amend the Bylaws to state the number of directors shall be at least three (3) and not more than five (5) directors, with the current exact number to be three (3) directors.

6. To transact such other business as may properly come before the meeting.


Only shareholders of record at the close of business on November 26, 2001, are entitled to notice of, and to vote at, this Meeting. A complete list of the shareholders entitled to vote at the Meeting will be available and open to the examination of any shareholder for any purpose germane to the Meeting during ordinary business hours from and after December 3, 2001, at the office of the Company. You are cordially invited to attend the Meeting.


If you hold your shares through a broker or other nominee, proof of ownership will be accepted by the Company only if you bring either a copy of the voting instruction card provided by your broker or nominee, or a copy of a brokerage statement showing your share ownership in the Company as of November 26, 2001.



YOU SHOULD READ THE PROXY STATEMENT BECAUSE IMPORTANT INFORMATION IS GOING TO BE IN THE PROXY STATEMENT AND THE PROXY STATEMENT CAN BE OBTAINED FOR FREE EITHER AT THE U.S. SECURITIES AND EXCHANGE COMMISSION WEBSITE AT "http://www.sec.gov" AND FROM AUTO-GRAPHICS, INC., ATTENTION:
DANIEL E. LUEBBEN, SECRETARY, 3201 TEMPLE AVENUE, POMONA, CA 91768. THE TELEPHONE NUMBER IS 1-800-776-6939 EXTENSION 499 AND THE FAX NUMBER IS 909-595-5190.


IF YOU HAVE ANY QUESTIONS, OR NEED ASSISTANCE VOTING, PLEASE CONTACT, DANIEL E. LUEBBEN, THE SECRETARY OF THE COMPANY, AT 1-800-776-6939.



BY ORDER OF THE BOARD OF DIRECTORS


Daniel E. Luebben
Secretary


Pomona, California
November    , 2001


                           AUTO-GRAPHICS, INC.
                            3201 Temple Avenue
                        Pomona, California  91768

                   PROXY STATEMENT FOR ANNUAL MEETING
                            OF SHAREHOLDERS
                     To Be Held December 20, 2001


GENERAL INFORMATION

This Proxy Statement, which will be first mailed to shareholders on or about December 3, 2001, is furnished in connection with the solicitation of proxies by the Board of directors of Auto-Graphics, Inc. (the "Company" or "Auto-Graphics"), to be voted at the Annual Meeting of the Shareholders("Meeting") of the Company, which will be held at 3:00 p.m. on December 20, 2001, at 3201 Temple Avenue, Pomona, California 91768. The purpose of the Meeting and the matters expected to be acted upon are set forth in the accompanying Notice of Annual Meeting of Shareholders.



Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A shareholder may revoke a proxy by delivering a signed statement to the Secretary of the Company at or prior to the Meeting or by executing another proxy dated as of the later date. The Company will pay the cost of solicitation of proxies.



Shareholders of record at the close of business on November 26, 2001 will be entitled to vote at the meeting on the basis of one vote for each share held, however, any shareholder eligible to vote for the election of directors is entitled to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or to distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit.



To be entitled to exercise cumulative voting rights for the election of directors, a shareholder must give notice at the Meeting of such person's desire to cumulate votes for one or more candidates whose name(s) have been placed in nomination prior to the commencement of voting for the election of directors. If any shareholder exercises the right to cumulate votes for the election of directors, then all shareholders are entitled to cumulative voting rights for the election of directors. Cumulative voting applies only to voting for the election of directors (not for the other proposals before the meeting).



On November 26, 2001, there were 4,997,234 shares of Common Stock outstanding.



ANNUAL REPORT

The Annual Report of the Company for the fiscal year ended December 31, 2000 is being mailed with the Proxy Statement.

Stockholders are referred to the Annual Report for financial and other information about the activities of the Company. The Annual Report is not incorporated by reference into this Proxy Statement and is not deemed to be a part of it.

1.     ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION


The Company's board of directors currently consists of three members. Three directors are to be elected at the Meeting to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. It is intended that the accompanying proxy will be voted in favor of the following persons to serve as directors unless the shareholder indicates to the contrary on the proxy. The election of the company's directors requires a plurality of the votes cast in person or by proxy at the meeting. The board of directors expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the board of directors to fill any such vacancy.



In the event all three of the board of directors' nominees cannot be elected, then the board of directors in its discretion may instruct Robert
S. Cope to vote cumulatively for less than three of the board of directors' nominees. In such event it is the board of directors' current intention to instruct Mr. Cope to vote proxies received by the board of directors for the reelection of Robert S. Cope and James R. Yarter.



Nominees Proposed by the Board of Directors



Set forth below is certain information pertaining to the persons who are proposed as nominees for election to the Company's board of directors.



Robert S. Cope, 66, along with his family is a 44% shareholder of the Company, a current director of the Company, and holds the officer positions of President and Chairman of the Board of the Company, will be seeking reelection to the Board. During the previous five years Mr. Cope has served the Company as Chief Executive Officer, President and Treasurer.




Mr. Yarter, 64, is a 2% shareholder of the Company.  Mr. Yarter's prior
business background and experience covers a period of 35 years.   During the
past five years, his experience includes being the Chief Executive Officer of several companies, including two companies listed on the NASDAQ Stock Exchange. Besides being on the Company's Board of Directors, Mr. Yarter is currently on the board of directors of Advant Medical and Group 3 Inc. On June 21, 2001, Mr. Robert S. Cope filed a Notice of Written Consent of Shareholders to Fill a Vacancy on the Board of Directors and a Proxy Statement to solicit the necessary shareholder written consents ("Notice"). The Notice identified that the record date for voting to fill the vacancy was June 14, 2001. Mr. Cope obtained the required number of votes through the solicitation of less than ten (10) shareholders by use of written consent forms and Mr. James R. Yarter was elected to the board of directors to serve until a successor shall be duly elected and qualified.



Robert L. Lovett, 64, is a retired medical doctor and a 4% shareholder of the Company. During the past five years Dr. Lovett has been a private investor. Dr Lovett has also served on the board of directors of the Lovett Pinetum Charitable Foundation. Dr. Lovett is a first time nominee for a position on the Company's Board.



The following table sets forth information regarding the beneficial ownership of the Company's common shares by the board nominees for directors, the Company's Chief Executive Officer and the four other highest paid executive officers (the "Named Executive Officers"), and the directors and executive officers as a group.


                                           Amount and Nature of
                                          Beneficial Ownership of  Percent
                                            Common Shares as of      of
Names                                           11/26/01           Class
------------------------------------      --------------------      ------

Robert S. Cope                                 1,823,925(1)          36.5%

Paul R. Cope                                     373,602              7.5%

James R. Yarter                                  120,000              2.4%

Robert L. Lovett                                 195,000              3.9%

Executive Officers and Directors
     as a Group (6 Persons)                    2,608,027             52.2%

(1)     Includes the following shares held by family members and relatives:
1,635,675 shares held by the Cope Family Trust of which Mr. Cope is the trustee; 71,625 shares held by Bryan A. Cope; 101,625 shares held by Lizabeth L. Cope; and 15,000 shares held by William R. McConnell.



During the Company's year ended December 31, 2000, the board of directors did not hold any meetings, but acted by unanimous written consent on eight
(8) occasions. For the calendar year 2001, the board of directors has held five meetings. In addition to these meetings the Board has acted by unanimous written consent on one occasion.




The Company's board of directors does not maintain standing audit, nominating or compensation committees. These matters are considered and acted upon by the entire board of directors.



Cash Compensation

The following table discloses compensation received for the three fiscal years ended December 31, 2000, by the Named Executive Officers.

     SUMMARY COMPENSATION TABLE


                               Annual Compensation
                               -------------------
                                                     Long-term
                                                    Compensation
                               Annual Compensation     Awards
                               -------------------   Securities
Name and                                             Underlying   All Other
Principal Position      Year    Salary      Bonus     Options(#) Compensation
------------------      ----   --------     -----    ----------  ------------

Robert S. Cope          2000   $137,000      -0-         -0-           -0-
Chairman of the Board   1999    156,000      -0-         -0-           -0-
                        1998    133,000      -0-         -0-           -0-

Michael .K. Skiles      2000  $102,000       -0-         -0-           -0-
President

Corey M. Patick    EVP  2000  $145,000       -0-         -0-           -0-

Daniel E. Luebben  CFO  2000  $108,000       -0-         -0-           -0-
                        1999    93,000       -0-         -0-           -0-
                        1998   100,000       -0-         -0-           -0-

William J. Kliss   COO  2000 $  69,000       -0-         -0-           -0-
                        1999   138,000       -0-         -0-           -0-
                        1998   138,000       -0-         -0-           -0-


Compensation pursuant to Stock Options

There have been no stock option grants for the three years ending December 31, 2000.



Certain Relationships and Related Transactions



In November 2000, the Company sold and issued 240,000 3-year warrants for $800 entitling Corey M. Patick to purchase one share of the Company's (restricted) Common Stock for each warrant for $.033 per share. Subsequently, Corey M. Patick sold the warrants to Robert H. Bretz. Robert
H. Bretz then exercised the warrants and purchased the 240,000 shares of the Company's (restricted) Common Stock covered by such warrants for the exercise (purchase) price for such shares under the warrants (aggregating $8,000 or $.033 per share). There are no warrants outstanding at December 31, 2000. Subsequently Corey M. Patick purchased 120,000 shares from Robert H. Bretz and in November' 2001, James R. Yarter purchased those 120,000 from Corey M. Patick.



In May 1999, Robert S. Cope and the Cope Family Trust granted an option to Corey M. Patick to purchase 1,125,000 (or 22%) of the Company's Common Stock for $1.67 per share (adjusted for the 3-for-1 stock split effective February 28, 2000). Mr. Patick subsequently exercised the option in November of 2000 and the closing for the purchase of and payment for the option shares, originally scheduled for November 2000, and was extended several times by the parties. By the terms of the most recent extension, Mr. Patick's option expired on August 31, 2001, without the purchase of and payment for the option shares having been consummated by Mr. Patick.


Robert H. Bretz was the longtime general counsel of the Company in addition to his position as a director. Mr. Bretz was terminated as general counsel to the Company on May 9, 2001. Mr. Bretz had billed the Company on average $339,000 per year for the three (3) years prior to his termination. In addition to Mr. Bretz's billing, Mr. Bretz became disruptive to the business of the Company. In the period prior to the Company's filing of its Form 10-K, Mr. Bretz refused to sign the Form 10-K unless the Company signed a Safety Net Agreement (paying Mr. Bretz upon a change of control one years gross legal billing based upon the prior three year average) and a comfort letter. The Company filed its Form 10-K without Mr. Bretz's signature one day prior to when the Company's operating line of credit would have been discontinued by the bank because of its failure to file its Form 10-K.



Using his position as a director, asserting a right of "director due diligence," Mr. Bretz has intimidated and issued veiled threats to the officers of the Company. For example, during the period January 1, 2001 through April 30, 2001, Mr. Bretz sent 580 e-mails requesting information. These due diligence requests virtually brought the daily operations of the Company to a standstill until such time as the Company advised Mr. Bretz that such "due diligence" would be subject to the rights of inspection and copying under California Corporations Code Section 1602.


On May 17, 2001, the Company filed a Complaint with the California State Bar alleging the matters discussed above which is currently being investigated .



Following Mr. Bretz' termination, Mr. Bretz filed on behalf of the Company, Auto-Graphics, Inc. v. The 664 Company, Ltd. ("The 664 Company") and Robert
S. Cope, Los Angeles Superior Court Case No. BC252517 ("664 Lawsuit') alleging that The 664 Company's lease with the Company (the "Lease") violated Section 310 of the California Corporations Code. Mr. Bretz retained himself and his own law firm to represent the Company without authorization of the Company's Board of directors or management. On August 8, 2001 the 664 Lawsuit, was dismissed by the Los Angeles California Superior Court upon the court holding that the Action by Unanimous Written Consent signed solely by Mr. Bretz was invalid because it failed to satisfy the requirements of California Corporations Code Section 307(b).



The Lease commenced on July 1, 1986, for an original term of five years and for 27,000 square feet of office space. The Lease provided for two options to extend the Lease for a period of five years each (the "Lease Options"). Prior to its execution, the Lease was approved unanimously by the three disinterested members of the Board of directors of the Company. During the term of the Lease, The 664 Company agreed in 1998 to reduce the rental rate by 22% and in 2000 allowed the Company to reduce its space leased by
approximately 10,000 square feet.   The Lease Options were exercised by the
Company without any further approvals of the disinterested members of the Board of directors. Mr. Bretz, as its general counsel at the time, did not advise the Company that any such approval might be required. The Lease that Mr. Bretz alleges is unfair is at a rental rate of $1.55 per foot per month. The rental rates paid by the two other non-affiliated tenants located in the Company's facility are at a rental rate of $1.65 per foot per month.



An internal report prepared at the request of Robert H. Bretz concluded that the Company saved approximately $1,300,000 as a result of The 664 Company waiving all but one cost of living adjustment over the 15 year term of the Lease.



The Lease, originally due to expire on June 30, 2001, was extended for 90 days upon its same terms and conditions. On September 30, 2001, the Lease expired. The 664 Company has agreed to allow the Company to holdover at its current rental rate until December 31, 2001 so as to allow the Company to assess its space requirements.



The 664 Company has proposed that the Company enter into a new lease for a term of five years upon the same rate and terms as the two other non-affiliated tenants in the Company's facility for approximately 25% less space. Any new lease will be submitted for approval of the disinterested members of the Company's board of directors pursuant to California Corporations Code Section 310.


The Company filed a complaint against Mr. Bretz on June 29, 2001 for damages and injunctive relief for breach of fiduciary duty. In Case No. BC 253322 in Los Angeles California Superior Court captioned Auto-Graphics, Inc. vs. Robert H. Bretz et al. The Company, alleges that Mr. Bretz has become disruptive and harmful to the business operations of the company and has damaged the Company by his various actions including his excessive billings to the Company, filing of the unauthorized lawsuits on behalf of the Company and harassment of its officers and employees.



Mr. Bretz answered denying the claims of the Company and filed a derivative cross-complaint against three of the Company's officers and former officers, Robert S. Cope, Michael K. Skiles and Michael F. Ferguson for breach of fiduciary duty, fraud and deceit, misrepresentation, breach of contract/employment, removal for cause and other declaratory and injunctive relief. The cross-complaint was filed on July 16, 2001 in Los Angeles, California Superior Court. The officers have filed a special and general demurrer to the cross-complaint which was heard on November 14, 2001. At the hearing on November 14, 2001, the court ruled that: (i) Mr. Bretz has 10 days to filed an amended cross-complaint; (ii) Within 30 days after being served with the amended cross-complaint, Auto-Graphics can file a motion for the court to order Mr. Bretz to furnish a bond to cover the reasonable expenses of the Company; and (iii) All discovery pertaining to this case is suspended until February 15, 2002.



Recent Developments

On September 28, 2001 the Company's Board of directors replaced Michael K. Skiles as President with Robert S. Cope and replaced Michael F. Ferguson as Chief Financial Officer with Daniel E. Luebben effective as of October 4, 2001. The Company is developing a plan to reduce expenses during the fourth quarter of 2001 to return the Company to profitability for the year 2002. This will be accomplished primarily by reducing payroll and overhead associated with the initiatives begun in 2000 via the majority-owned subsidiaries, DataQuad and LibraryCard.




Section 16(a) Beneficial Ownership Reporting Compliance

Robert H. Bretz was late in filing form 4 for the purchase of 240,000 warrants to purchase 240,000 shares and also in the acquisition of the
240,000 shares.   Robert S. Cope was late in filing form 4 for the purchase
of 30,000 shares.


2.     PROPOSAL FOR APPROVAL OF THE 2001 STOCK PLAN


At the Meeting, the shareholders will be requested to approve the Auto-Graphics' 2001 Stock Plan (the "Stock Plan"). The Board of directors ("Board") recommends approval of the new Stock Plan to allow the Company to continue to attract and retain the best available employees, directors and consultants and provide an incentive for them to use their best efforts on the Company's behalf. For these reasons, the Board is recommending to the shareholders for their approval, the Stock Plan. A copy of the Stock Plan may be obtained upon written request to Auto-Graphics, Inc., Attn: Daniel E. Luebben, 3201 Temple Avenue, Pomona, California 91768.



Description of the Plan


General. The purposes of this Stock Plan are to attract and retain the best available individuals for positions of substantial responsibility to provide additional incentive to such individuals, and to promote the success of Auto-Graphics' business by aligning the financial interests of employees, directors, and consultants providing personal services to the Company or its affiliates with long-term shareholder value. Stock options may be granted under the Stock Plan. Options granted under the Stock Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code ("Code"), or nonqualified stock options.

Administration.  The Stock Plan will be administered by the Board.

New Plan Benefits. Because benefits under the Stock Plan will depend on the Board's actions and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received by officers and other employees if the Stock Plan is approved by the shareholders.

Eligibility. Incentive stock options may be granted only to employees of the Company or its subsidiaries. Nonqualified stock options may be granted under the Stock Plan to employees, directors, and consultants of the Company, its affiliates and subsidiaries, as well as to persons to whom offers of employment as employees have been granted. The Board, in its discretion, will select the individuals to whom options will be granted, the time or times at which such options are granted, the number of shares subject to each grant, and vesting schedule.

Shares Subject to the Stock Plan. Shares of the Company common stock which may be awarded and delivered under the Stock Plan may be authorized, but unissued, or reacquired common shares. The Company expects there to be approximately 499,000 shares available for future awards under the Stock Plan as of January 1, 2002, the effective date of the Stock Plan.

Limitations.   The Stock Plan provides that the aggregate number of Company common shares underlying all options to be granted is 499,000 shares of common stock. The aggregate number of shares underlying all incentive stock options that may be granted under the Stock Plan may not exceed 350,000 and the aggregate number of shares underlying all nonqualified stock options that may be granted under the Stock Plan may not exceed 149,000.

Terms and Conditions of Options. Each option is to be evidenced by an option agreement between the Company and the individual optionee and is subject to the following additional terms and conditions.



Exercise Price. The Board will determine the exercise price for the shares of common stock underlying each option at the time the option is granted. The exercise price for shares under an incentive stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. The exercise price for shares subject to a nonqualified stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. The fair market value price for a share of Company common stock underlying each option is the arithmetic mean between the asked and the bid prices on the closing of the market on such date as reported on the Over-the-Counter Bulletin Board.


Exercise of Option; Form of Consideration. The Board will determine when options become exercisable. The means of payment for shares issued upon exercise of an option will be specified in each option agreement. The Stock Plan permits payment to be made by cash or check.

Term of Option.   The term of an option may be no more than ten (10) years
from the date of grant. No option may be exercised after the expiration of its term.

Death or Disability. If an optionee's employment, directorship or consulting relationship terminates as a result of his or her death, then all options he or she could have exercised at the date of death, or would have been able to exercise within the following twelve (12) months if the employment, directorship, or consulting relationship had continued, may be exercised within the twelve (12) month period following the optionee's death by his or her estate or by the person who acquires the exercise right by bequest or inheritance. In addition, if an optionee's employment, directorship, or consulting relationship terminates as a result of the optionee's total and permanent disability, then the optionee may, within eighteen (18) months after the termination, exercise all options he or she could have exercised at the termination date, or would have been able to exercise within the twelve (12) month period following the termination of employment, directorship or consulting relationship had continued, provided that no such option may be exercised after expiration of the term specified in the option agreement.

Non-transferability of Options. Unless otherwise determined by the Board, options granted under the Stock Plan are not transferable other than by will or the laws of descent and distribution and may be exercised during the optionee's lifetime only by the optionee.

Other Provisions. An option agreement may contain other terms, provisions, and conditions not inconsistent with the Stock Plan, as may be determined by the Board.


Stock Options. Incentive stock options may be granted alone, in addition to, or in tandem with nonqualified stock options under the Stock Plan. Unless the Board determines otherwise, the stock option agreement will provide that any non-vested stock is forfeited back to the Company upon the optionee's termination of employment for any reason.



Adjustments upon Changes in Capitalization, Merger or Sale of Assets. In the event that the Company's stock changes by reason of any stock split, dividend, combination, reclassification or other similar change in the Company's capital structure effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Stock Plan, the number and class of shares of stock subject to any option outstanding under the Stock Plan, and the exercise price for shares subject to any such outstanding option.

In the event of a liquidation or dissolution, any unexercised options will terminate. In the event of a change of control of the Company, as determined by the Board, the Board, in its discretion, may provide for the assumption, substitution or adjustment of each outstanding option.

Amendment and Termination of the Stock Plan. The Board may amend, alter, suspend or terminate the Stock Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain shareholder approval for any amendment to the Stock Plan to the extent necessary and desirable to comply with applicable laws. No such action by the Board or shareholders may alter or impair any option previously granted under the Stock Plan without the written consent of the optionee. The Stock Plan shall remain in effect until termination by action of the Board or operation of law.

Federal Income Tax Consequences Relating to the 2001 Stock Plan

The federal income tax consequence to the Company and its employees of options under the Stock Plan are complex and subject to change. The following discussion is only a summary of the general rules applicable to the Stock Plan. Recipients of options under the Stock Plan should consult their own tax advisors since a taxpayer's particular situation may be such that some variation of the rules described below will apply.

As discussed above, several different types of instruments may be issued under the Stock Plan. The tax consequences related to the issuance of each is discussed separately below.

Options


As noted above, options granted under the Stock Plan may be either incentive stock options or nonqualified stock options. Incentive stock options are options which are designated as such by the Company and which meet certain requirements under Section 422 of the Code and the regulations thereunder. Any option which does not satisfy these requirements will be treated as a non-qualified stock option.


Incentive Stock Options


If an option granted under the Stock Plan is treated as an incentive stock option, the optionee will not recognize any income upon either the grant or the exercise of the option, and the Company will not be allowed a deduction for federal tax purposes. Upon a sale of the shares, the tax treatment to the optionee and to the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability.

If an optionee exercises an incentive stock option and does not dispose of the shares received within two years after the date such option was granted or within one year after the transfer of the shares to him or her, any gain realized upon the disposition will be characterized as long-term capital gain and, in such case, the Company will not be entitled to a federal tax deduction.

If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the transfer of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (1) the fair market value of the shares on the date of exercise minus the exercise price, or (2) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. (However, in the case of gifts, sales to related parties, and certain other transactions, the full difference between the fair market value of the stock and the purchase price will be treated as compensation income). The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the option will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the option. In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee's compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability. The excess of the fair market value of the shares at the time an incentive stock option is exercised over the purchase price of the shares is included in income for purposes of the alternative minimum tax even though it is not included in taxable income for purposes of determining the regular tax liability of an employee. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option.

In general, there will be no federal income tax deductions allowed to the Company upon the grant, exercise, or termination of an incentive stock option. However, in the event an optionee sells or otherwise disposes of stock received on the exercise of an incentive stock option in a disqualifying disposition, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

Nonqualified Stock Options

Nonqualified stock options granted under the Stock Plan do not qualify as "incentive stock options" and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a nonqualified stock option. However, upon its exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price. The income realized by the optionee will be subject to income and other employee withholding taxes.

The optionee's basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a nonqualified stock option, the difference between the sale price and the optionee's basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at their disposition.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a nonqualified stock option or a sale or disposition of the shares acquired upon the exercise of a nonqualified stock option. However, upon the exercise of a nonqualified stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Vote Required and Board Recommendation

The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of the Stock Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE STOCK PLAN.



3. PROPOSAL FOR APPROVAL TO AMEND THE ARTICLES OF INCORPORATION WITH AMENDMENT NO. 1 TO DELETE THE PROVISION THAT STATES THE NUMBER OF DIRECTORS IN THE ARTICLES OF INCORPORATION




At the meeting, the shareholders will be requested to approve an amendment ("Amendment No. 1") of the Auto-Graphics, Inc. Articles of Incorporation ("Articles"). The Board recommends approval of Amendment No.1. The original Articles were filed with the California Secretary of State on August 15, 1960. The Articles provided that the board of directors shall consist of three members. Amendment No. 1 provides for the deletion of the provision stating the number of directors on the Company's board of directors. The board of directors wish to provide for the numbers of directors in the bylaws of the Company by means of a variable board of directors of at least three (3) but not more than five (5) members, with the exact number currently being three (3) directors until changed by the board of directors or the shareholders.



If Amendment No. 1 is approved, it means that the Articles of Incorporation does not have to be amended if the exact current number of directors is increased to four (4) or five (5) directors. It would only require an amendment to the bylaws with either board of director or shareholder approval. In the event the exact current number of directors is increased to five (5) members, the board of directors could appoint the two directors to fill the two vacancies.



Amendment No. 1 is item number 2 in the amendment to the Articles which is attached hereto as Exhibit "A" and shareholders should read it thoroughly.



The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of Amendment No. 1 of the Articles.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF AMENDMENT NO. 1 TO THE ARTICLES OF INCORPORATION.



4. PROPOSAL FOR APPROVAL TO AMEND THE ARTICLES OF INCORPORATION WITH AMENDMENT NO. 2 TO ADD A PROVISION TO ELIMINATE OR LIMIT THE PERSONAL LIABILITY OF A DIRECTOR FOR MONEY DAMAGES



At the meeting, the shareholders will also be requested to approve an amendment ("Amendment No. 2") of the Auto-Graphics, Inc. Articles of Incorporation ("Articles"). The Board recommends approval of Amendment No.
2. When the original Articles were filed with the California Secretary of State on August 15, 1960, the California corporation law at that time did not permit a provision in the Articles to eliminate or limit the personal liability of directors for money damages.



In 1987 the California Corporations Code was amended to permit the Articles to contain this provision. Amendment No. 2 provides for addition of the provision that would eliminate or limit the personal liability (except for violation of federal securities laws or federal law generally) of directors for money damages. This Amendment No. 2 is effective only for acts committed after the amendment is approved by the required vote of the shareholders and the board of directors of the Company.



However, this provision of eliminating or limiting the personal liability for money damages for directors, does not extend to director acts that are:
(i) covered under Section 310 of the California Corporations Code (i.e. contracts in which director has a material financial interest); (ii) intentional misconduct; (iii) believed to be against the best interest of the corporation or its shareholders; (iv) involved in the absence of good faith; (v) transactions where director derived an improper benefit; (vi) a reckless disregard for the director's duty to the corporation or its shareholders in circumstances where the director was aware of a risk of serious injury to the corporation or its shareholders; (vii) an abdication of the director's duty to the corporation or its shareholders; (viii) covered under Section 316 of the California Corporations Code (i.e. corporate actions subjecting directors to joint and several liability).



The Board of directors believes that Amendment No. 2 is necessary in order to attract qualified individuals to serve on the board.



Amendment No. 2 is item number 3 in the amendment to the Articles which is attached hereto as Exhibit "A" and shareholders should read it thoroughly.



The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of Amendment No. 2 of the Articles.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF AMENDMENT NO. 2 TO THE ARTICLES OF INCORPORATION.



5.     PROPOSAL FOR APPROVAL TO AMEND THE BY-LAWS



At the meeting, the shareholders will be requested to approve the amendment ("Amendment") to the Auto-Graphics, Inc. Bylaws ("Bylaws"). The board recommends approval of the Amendment to the Bylaws.



The Amendment to the Bylaws provides that the authorized number of directors shall not be less than three (3) nor more than five (5), with the current number to be three (3) directors until changed by an amendment adopted by the board of directors or the shareholders.



The Amendment will permit the board of directors to increase the current exact number of directors from three (3) members to five (5) members. This will permit the board of directors to appoint two new directors to fill the two vacancies. This will allow for ease in increasing the number of directors on the Company's board of directors.



The Amendment to the Bylaws is attached hereto as Exhibit "B" and shareholders should read it thoroughly.



The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of the Amendment to the Bylaws.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE AMENDMENT TO THE BYLAWS.



PROPOSALS OF SHAREHOLDERS FOR THE 2002 ANNUAL MEETING



To be considered for inclusion in next year's Proxy Statement, shareholder proposals must be received at the Company's principal executive office no later than the close of business on January 2, 2002.



For any proposal that is not submitted for inclusion in next year's proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year's annual meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business on January 2, 2002 and advises stockholders in next year's proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on January 2, 2002.



Notices of intention to present proposal at the 2002 annual meeting should be addressed to Secretary, Auto-Graphics, Inc., 3201 Temple Avenue, Pomona, California 91768. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.



SOLICITATION OF PROXIES

The proxy accompanying this Proxy Statement is solicited by the Board of directors of the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Such solicitations may be made personally or by mail, facsimile, telephone, telegraph, messenger, or via the Internet. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.



VOTING PROCEDURES



Tabulation of Votes: Votes cast by proxy or in person at the meeting will be tabulated by persons appointed as inspectors of election for the meeting.



Effect of an Abstention and Broker Non-Votes: A shareholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will not be counted either in favor of or against the election of the nominees or other proposals. Brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients will vote their clients' proxies in their own discretion.


AUDITORS

Representatives of BDO Seidman, LLP, independent public auditors for the Company for fiscal 2000 and the current fiscal year, will be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.



FEES PAID TO BDO SEIDMAN, LLP



The following table shows the fees paid or accrued by the Company for the audit and other services provided by BDO Seidman, LLP for the fiscal year 2000.

Audit Fees                                                     $85,331
Financial Information System Design and Implementation Fees        -0-
All Other Fees                                                     -0-
                                                               -------
                                                     Total     $85,331



The Board of directors has considered whether the provision of the non-audit services listed as "All Other Fees" in the table above is compatible with maintaining the independence of BDO Seidman LLP.


OTHER MATTERS

The Board of directors does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any other business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.


If any of your shares of the Company are held in the name of a brokerage firm, bank, nominee or other institution, only it can vote such shares and only upon receipt of your specific instructions. Please sign, date and promptly mail the WHITE proxy card in the envelope provided by your broker. Remember, your shares cannot be voted unless you return a signed and executed proxy card to your broker.



This Proxy Statement includes forward looking statements within the meaning of section 27A of the Securities Act and section 21E of the Exchange Act.



If you have any questions or require any additional information or assistance or wish a copy of the annual report, please call Daniel E. Luebben, the Secretary of the Company, at 1-800-776-6939, or send request to 3201 Temple Avenue, Pomona, California 91768.




DATED:     Pomona, California, November             , 2001.



                             AUTO-GRAPHICS, INC.
                        ATTN: CHIEF FINANCIAL OFFICER
                             3201 TEMPLE AVENUE
                           POMONA, CALIFORNIA 91768
                               1-800-776-6939

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder.



IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, and 5.
                                      Please mark you votes as indicated [X]

                                                     FOR            WITHHOLD
                                                 election of          vote
                                                     all            from all
                                                   nominees         nominees
1.   Election of directors: 01 Robert S. Cope,
02 James R. Yarter, 03 Robert L. Lovett,             [_]               [_]
Except for nominee(s) listed below from whom vote is withheld:

_______________________________
                                                    FOR     AGAINST  ABSTAIN

2.   Proposal to approve the 2001 Stock Plan        [_]       [_]      [_]

3.   Amendment No. 1 to Articles of Incorporation   [_]       [_]      [_]

4.   Amendment No. 2 to Articles of Incorporation   [_]       [_]      [_]

5.  Amendment to Bylaws.                            [_]       [_]      [_]

6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.




                                AUTO-GRAPHICS, INC.
                                    P R O X Y
                             FOR ANNUAL MEETING OF THE
                        SHAREHOLDERS OF AUTO-GRAPHICS, INC.



  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints ROBERT S. COPE with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 3201 Temple Avenue, Pomona, California 91768 on December 20, 2001 at 3:00 p.m. and at any adjournments thereof.


IMPORTANT - PLEASE SIGN AND RETURN PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.


Signature_____________________________________________ Dated      , 2001


Signature if held jointly_____________________________ Dated:     , 2001



                            YOUR VOTE IS IMPORTANT!




                              VOTE BY PROXY CARD



 Mark, sign and date your proxy card and return it promptly in the enclosed envelope.


                             THANK YOU FOR VOTING.